Exhibit 10.19

Description of Seitel, Inc.

2011 Long-Term Incentive Plan

The following summary provides a description of the general terms and conditions of the Long-Term Incentive Plan approved by Seitel, Inc.’s Board of Directors (the “Plan”). The Plan has not been set forth in a formal written document.

Purpose – The purpose of the Plan is to provide a means to create a long-term incentive program for senior-level employees of Seitel, Inc. (the “Company”).

Eligibility – Senior-level management employees who participate in the Company’s management bonus plan are eligible to participate in the Plan, as determined by the Company’s Board of Directors or a committee thereof appointed by the Board of Directors (the “Administrator”).

Performance Goal – The measure of the Company’s performance that will be used to determine bonuses under the Plan is the Company’s cash EBITDA for a fiscal year (cash generated from licensing data from the Company’s seismic data library net of recurring cash operating expenses), less the Company’s net cash used for capital expenditures during such fiscal year, as determined by the Administrator (“FY Net Cash”).

Bonus Periods – Each bonus period under the Plan shall consist of three consecutive fiscal years of the Company (each, a “Bonus Period”), and the Administrator shall establish a FY Net Cash target for each fiscal year of each Bonus Period (once established, the FY Net Cash targets shall not be changed). The FY Net Cash targets set in a Bonus Period may be different than FY Net Cash targets set in previous Bonus Periods. A new Bonus Period shall begin each fiscal year of the Company, such that multiple Bonus Periods will be running simultaneously.

Bonus Pool – The amount available for bonuses with respect to each Bonus Period (the “Bonus Pool”) shall equal 15% of the difference between (x) actual FY Net Cash for the first fiscal year of such Bonus Period and (y) target FY Net Cash for the first fiscal year of such Bonus Period. If target FY Net Cash for the first fiscal year of a Bonus Period equals or exceeds actual FY Net Cash for the first fiscal year of such Bonus Period, then the Bonus Pool shall equal $0 and no bonuses shall be available for such Bonus Period, regardless of the Company’s performance during the second and third fiscal years of such Bonus Period.

Earning Bonuses – In the event that the Bonus Pool for a Bonus Period is greater than $0, such Bonus Pool shall be earned as follows: (a) 1/3 of the Bonus Pool shall be earned immediately upon completion of the first fiscal year of the Bonus Period, (b) if the actual cumulative FY Net Cash for the first two fiscal years of such Bonus Period equals or exceeds the cumulative target FY Net Cash for the first two fiscal years of such Bonus Period, then an additional 1/3 of the Bonus Pool shall be earned immediately after the completion of the second fiscal year of such Bonus Period and (c) if the actual cumulative FY Net Cash for all three fiscal years of such Bonus Period equals or exceeds the cumulative target FY Net Cash for all three fiscal years of such Bonus Period, then an additional 1/3 of the Bonus Pool shall be earned immediately after the completion of the third fiscal year of such Bonus Period. Any portion of the Bonus Pool that is not earned as described above will be forfeited and will not be available for distribution. Notwithstanding the foregoing, the amount of the Bonus Pool earned for any Bonus Period shall be limited to the aggregate target bonuses for all Plan participants under the Company’s management bonus plan (determined as of the first fiscal year of the Bonus Period).

Participant Bonus Amounts – Each Plan participant’s bonus with respect to a Bonus Period shall equal the product of (i) the portion of the Bonus Pool that was earned with respect to such Bonus Period and (ii) a fraction, the numerator of which equals the Plan participant’s target bonus under the Company’s management bonus plan (determined as of the first fiscal year of such Bonus Period) and the denominator of which is the aggregate target bonuses for all Plan participants under the Company’s management bonus plan (determined as of the first fiscal year of such Bonus Period).

Bonus Payout – The bonus payout for each Bonus Period will occur within 60 days after the end of such Bonus Period; provided, however, that Plan participants must be employed by the Company at the time each bonus payment is made. In the event that a Plan participant is not employed by the Company at the time bonus payments for a Bonus Period are made (regardless of the reason for such non-employment), such Plan participant shall forfeit his or her bonus for such Bonus Period and such Plan participant shall be treated for all purposes of such Bonus Period and all uncompleted Bonus Periods (including for purposes of calculating the earned amount of the Bonus Pool and the portion of the earned Bonus Pool allocated to each Plan participant) as if he or she did not participate in the Plan.

Miscellaneous – The Plan is maintained purely at the discretion of the Company and may be revised, suspended or terminated at any time and for any reason. The Administrator shall have the sole authority for administering the Plan and all actions taken with respect thereto, including all interpretations made in respect thereof, shall be binding on all Plan participants. This summary does not constitute the Plan document and may not be used by a Plan participant to assert any rights or privileges under the Plan.